FEDERAL SIGNAL
Protecting people and our planet

1415 West 22nd Street, Suite 1100
Oak Brook, Illinois 60523
630.954.2000
federalsignal.com

FOR IMMEDIATE RELEASE

Federal Signal Executes Agreement to Acquire Joe Johnson Equipment

Expands North America market coverage and customer offerings

OAK BROOK, Illinois, February 29, 2016 — Federal Signal Corporation (NYSE:FSS), a leader in environmental and safety solutions, announced today the signing of a definitive agreement to acquire substantially all of the assets and operations of Joe Johnson Equipment ("JJE"), a leading Canadian-based distributor of maintenance equipment for municipal and industrial markets, for initial consideration of C$108 million (approximately U.S. $79 million), subject to post-closing adjustments. In addition, there is a deferred payment of C$8 million and a contingent earn-out payment of up to C$10 million. The transaction is expected to close by the end of the second quarter of 2016. The Company is also in discussions regarding potential acquisition of JJE's interests in Chile, which is not expected to be material.

JJE's revenues in North America were approximately C$154 million (approximately U.S. $112 million) during the fiscal year ending August 31, 2015. JJE specializes in serving municipalities, municipal contractors and industrial contractors with high-quality products that include street sweepers, sewer cleaners, vacuum trucks, snow removal equipment and refuse collection equipment. JJE represents leading brands that include Federal Signal's Elgin, Vactor, Guzzler and Jetstream lines, as well as Labrie, Trackless, Envirosight, NewWay, Epoke and others. It also offers rental options, used equipment, parts, service and ancillary equipment. JJE is a five-year recipient of the prestigious "Canada's Best Managed Companies" award that recognizes excellence in Canadian private business.

"This transaction demonstrates our commitment to grow while remaining close to our core," said Jennifer L. Sherman, Federal Signal's President and Chief Executive Officer. "We are excited to join forces with JJE, which brings a comprehensive platform for us to grow across North America. Their product, rental and used equipment offerings will allow us to expand our product portfolio and better serve our customers across North America. In addition, JJE is an outstanding organization with impressive leadership and people, attractive customer and supplier relationships, a commitment to excellence, robust business processes and a history of success. We look forward to accelerating our growth together."

“Joe Johnson Equipment has a proud history of customer focus, excellent service and prudent growth, including expansion of both our reach and our product offerings,” noted Joe Johnson, Jr., JJE’s President. “Federal Signal has been an outstanding and close long-term partner, and we align extraordinarily well – on culture, mission and goals. We are excited to bring our strength in Canada, our rental and other operating capabilities and our experience as a dealer to the Federal Signal team." JJE will operate as part of Federal Signal’s Environmental Solutions Group. Federal Signal expects the acquisition to be modestly accretive to the Company’s non-GAAP, adjusted earnings per share in 2016, after excluding acquisition-related effects. The acquisition is also likely to result in changes in the timing of revenue and profit recognition that should normalize over a period of about three years. The Company expects the acquisition to be accretive, on an annual basis, by about $0.10 to $0.15 per share by the end of 2018. Conference Call Federal Signal will be discussing this announcement during its fourth quarter conference call on Monday, February 29, 2016 at 11:00 a.m. Eastern Time. The call will last approximately one hour. The call may be accessed over the internet through Federal Signal’s website at http://www.federalsignal.com or by dialing phone number 1- 888-505-4369 and entering the pin number 5375493. An archived replay will be available on Federal Signal’s website shortly after the call. About Federal Signal Federal Signal Corporation (NYSE:FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to:

economic conditions in various regions; product and price competition; supplier and raw material prices; foreign currency exchange rate changes; interest rate changes; increased legal expenses and litigation results; legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Brian Cooper, Chief Financial Officer, 630.954.2000, bcooper@federalsignal.com # # #